AMENDED CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
            PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
                       RIGHTS OF SERIES F CONVERTIBLE
                 PREFERRED STOCK, $.001 PAR VALUE PER SHARE

      It is hereby certified that:

      I. The name of the corporation is China Premium Food Corporation (the "Corporation"), a Delaware corporation.

      II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series F Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Articles of Incorporation of the Corporation permitting the issuance of said Series F Convertible Preferred Stock by resolution of the Board of Directors:

      Series F Convertible Preferred Stock, $.001 par value.

      1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series F Convertible Preferred Stock (the "Series F Preferred Stock"). The number of shares of Series F Preferred Stock shall be 200,000. Each share of Series F Preferred Stock shall have a stated value equal to $10 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"), and a par value of $0.001 per Series F Preferred Share.

      2. Dividends, Distributions and Liquidation Rights. The Holders of outstanding shares of Series F Preferred Stock shall be entitled to dividends and distributions (whether in cash or property or securities, including dividends and distributions which are paid or intended to be paid in connection with distributions of the Corporation's assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) when declared by the Corporations' Board of Directors on the Common Stock (as defined in Section 3(i) below) on an as converted basis, together with payments to the holders of the Common Stock. Each share of Series F Preferred Stock with respect to dividend payments shall be equal in every respect to every other share of Series F Preferred Stock.

      3. Conversion into Common Stock. Shares of Series F Preferred Stock shall have the following conversion rights and obligations:

            (a) Subject to the further provisions of this paragraph 3 each Holder of shares of Series F Preferred Stock shall have the right at any time commencing after the filing of this Certificate of Designation with the Office of the Secretary of State of Delaware, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 3(i) below) determined in accordance with the Conversion Price provided in paragraph 3(b) below (the "Conversion Price"); provided, that the aggregate Stated Value to be converted shall be at least $10,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series F Preferred Stock registered to the Holder is less than $10,000, then the whole amount may be converted).

            (b) The number of shares of Common Stock issuable upon conversion of each share of Series F Preferred Stock shall equal the Stated Value per share divided by the Conversion Price. The Conversion Price shall be, at the election of the Holder, (x) $.60, or
      (y) 75% of the average of the three (3) lowest Closing Bid Prices for the twenty-two (22) days immediately preceding the conversion of the respective shares of Series F Preferred Stock (Lookback Period"). The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported by the NASD OTC Bulletin Board or the principal exchange or market where traded.

            (c) The Holder of any certificate for shares of Series F Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by delivering or telecopying an executed and completed notice of conversion to the Corporation or the Corporation's Transfer Agent, (but only if such Transfer Agent is appointed by the Company as transfer agent for the Series F Preferred Stock) and delivering within three business days thereafter, the original notice of conversion and the certificate for the Preferred Stock properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require) to the Corporation or the Corporation's Transfer Agent. Each date on which a notice of conversion is delivered or telecopied to the Corporation or the Corporation's Transfer Agent in accordance with the provisions hereof shall be deemed a Conversion Date. A form of Notice of Conversion that may be employed by a Holder is annexed hereto as Exhibit A. The Corporation will transmit the certificates representing the shares of common stock issuable upon conversion of any Series F Preferred Stock (together with the Series F Preferred Stock representing the shares not converted) to the Holder via express courier, by electronic transfer or otherwise, within three business days after receipt by the Corporation of the original notice of conversion and the Series F Preferred Stock representing the shares to be converted ("Delivery Date"). The Holder of the shares so surrendered for conversion shall be entitled to receive on or before the Delivery Date a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such Holder shall be entitled upon such conversion registered in the name of such Holder. In the case of any Series F Preferred Stock which is converted in part only the Holder of shares of Series F Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series F Preferred Stock. Nothing herein shall be construed to give any Holder of shares of Series F Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of paragraph (d) or (e) of this paragraph 3 until Holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

            In the case of the exercise of the conversion rights set forth in paragraph 3(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation or Transfer Agent of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record Holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series F Preferred Stock so converted.

            The Corporation shall not be required, in connection with any conversion of Series F Preferred Stock, to issue a fraction of a share of its Common Stock and shall instead deliver a stock certificate representing the next whole number.

            The Corporation and Holder may not convert that amount of the Series F Preferred Stock on a Conversion Date in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Subscriber and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series F Preferred Stock with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 9.9% amount described above and which shall be allocated to the excess above 9.99%.

            (d) The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall at any time (A) split or subdivide the outstanding Common Stock, (B) combine the outstanding Common Stock into a smaller number of shares, or (C) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series F Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series F Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this paragraph 3(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

            (e)   (i)   In case of any merger of the Corporation with or
      into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series F Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that Holders of Series F Preferred Stock shall thereafter have the right to convert each share of Series F Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series F Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph (d) of this paragraph 3. The foregoing provisions of this paragraph 3(e) shall similarly apply to successive mergers.

            (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series F Preferred Stock shall thereafter have the right to convert each share of the Series F Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

            (f) Whenever the number of shares to be issued upon conversion of the Series F Preferred Stock is required to be adjusted as provided in this paragraph 3, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series F Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series F Preferred Stock notice of such adjusted conversion price.

            (g)   In case at any time the Corporation shall propose:

                  (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

                  (ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

                  (iii) any capital reorganization or reclassification of
            its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

                  (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

      then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series F Preferred Stock and for the Common Stock and to the Holders of record of the Series F Preferred Stock.

            (h) So long as any shares of Series F Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 3 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

            (i) The term Common Stock as used in this paragraph 3 shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series F Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 3.

            (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series F Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series F Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

            (k) In the event a Holder shall elect to convert any shares of Series F Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series F Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in the amount of 125% of the Stated Value of the Series F Preferred Stock and dividends sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

            (l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 3(c) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which
      (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series F Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 16% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series F Preferred Stock, the Corporation shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

      4. Voting Rights. The shares of Series F Preferred Stock shall not have voting rights.

      5. Event of Default. Upon the occurrence of any of the following events of default ("Event of Default"), after the applicable period to cure the Event of Default, the Holder shall have the option to require the Corporation to redeem the Series F Preferred Stock held by such Holder by the immediate payment to the Holder by the Corporation of a sum of money equal to the Stated Value of the Series F Preferred Stock held by the Holder multiplied by 125%:

            (a) The Corporation fails to pay any sum of money due to the Holder from the Company (excluding dividends) and such failure continues for a period of ten (10) days after written notice to the Corporation from the Holder.

            (b) The Corporation breaches any material covenant, term or condition of the Subscription Agreement entered into between the Corporation and Holder relating to Series F Preferred Stock or in this Certificate of Designation, and such breach continues for a period of seven (7) days after written notice to the Corporation from the Holder.

            (c) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall be false or misleading.

            (d) The Corporation shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

            (e) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation or its property or other assets for more than $100,000, and is not vacated, satisfied, bonded or stayed within 45 days.

            (f) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation.

            (g) The failure to maintain a listing of the Common Stock on the NASD OTC Bulletin Board (or successor market, if any).

            (h) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Corporation's Common Stock.

            (i) The Corporation's failure to timely deliver Common Stock to the Holder pursuant to paragraph 4 hereof or the Subscription Agreement.

            (j)   The occurrence of a Non-Registration Event as described in
      Section 10.4 of the Subscription Agreement.

      6. Status of Converted or Redeemed Stock. In case any shares of Series F Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series F Preferred Stock.

                                       CHINA PREMIUM FOOD CORPORATION


Dated: October 4, 2000                 By:_________________________________
                                          Roy G. Warren, President


                                  EXHIBIT A

                            NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series F Convertible Preferred Stock of China Premium Food Corporation)

      The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series F Convertible Preferred Stock into shares of Common Stock of China Premium Food Corporation (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:_______________________________________________


Applicable Conversion Price Per Share:____________________________


Number of Common Shares Issuable Upon This Conversion:____________


Signature:________________________________________________________


Print Name:_______________________________________________________


Address:__________________________________________________________


__________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:


__________________________________________________________________


__________________________________________________________________


__________________________________________________________________